Exhibit 10.1

SUBLEASE

THIS SUBLEASE (“Sublease”) is made and entered into as of March 30, 2016, by and between JACOBS ENGINEERING GROUP INC., a Delaware corporation (“Sublandlord”), and EVERBRIDGE, INC., a Delaware corporation (“Subtenant”).

WHEREAS, Sublandlord, as Tenant, and PR 155 NORTH LAKE, LLC, a Delaware limited liability company, successor-in-interest to CA-Century Square Limited Partnership (“Landlord”), as Landlord, entered into that certain Office Lease dated June 20, 2012 (“Original Lease”), as amended by that certain First Amendment dated as of October 31, 2012 (“First Amendment”), that certain Second Amendment dated as of April 24, 2013 (“Second Amendment”), and that certain Third Amendment dated as of June 13, 2013 (“Third Amendment”; together with the Original Lease, First Amendment, and Second Amendment, the “Lease”) for 83,936 RSF consisting of (i) the entire eleventh (11th) floor of the Building consisting of 19,263 RSF, identified as Suite 1100 (“Suite 1100”); (ii) the entire tenth (10th) floor of the Building consisting of 19,263 RSF, identified as Suite 1000 (“Suite 1000”); (iii) the entire ninth (9th) floor of the Building consisting of 19,263 RSF, identified as Suite 900 (“Suite 900”); (iv) the entire fifth (5th) floor of the Building consisting of 19,263 RSF, identified as Suite 500 (“Suite 500”); and (v) 6,884 RSF on the ground floor of the Building, identified as Suite 150 (“Suite 150”) (collectively, the “Premises”) in the building located at 155 North Lake Avenue, Pasadena, California, 91101 (“Building”).

WHEREAS, Subtenant desires to sublease Suite 900 portion from Sublandlord upon the terms and conditions herein contained.

WHEREAS, any capitalized terms used in this Sublease but not defined herein shall have the meanings set forth in the Lease.

NOW THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration and the mutual agreements herein contained, the parties agree as follows:

1. Demise. On the terms and conditions of this Sublease and subject to receipt by Sublandlord of Landlord’s Consent (hereinafter defined), Sublandlord hereby subleases to Subtenant, and Subtenant accepts from Sublandlord, Suite 900, containing 19,263 RSF and shown on the plan attached hereto as Exhibit A (the “Sublease Space”).

2. Tenn., Early Access.

(a) The term of this Sublease (“Sublease Term”) shall commence on June 1, 2016, subject to full execution of Landlord’s Consent (the “Commencement Date”); and the Sublease Term shall expire on June 30, 2018, unless sooner terminated in accordance with the terms of this Sublease. Notwithstanding anything herein to the contrary, if the Lease expires or terminates at any time during the Sublease Term, then this Sublease shall also terminate automatically as of the date of the Lease expiration or termination. Except with respect to the Acceleration Option (as defined in the Lease) or due to Landlord’s default, as long as Subtenant is not in an Event of Default (hereinafter defined) under this Sublease, Sublandlord agrees not to voluntarily terminate the Term of the Lease with respect to the Sublease Space before the expiration of the Sublease Term (unless on account of Landlord’s default, a Casualty, or a Taking), without the prior consent of Subtenant, unless Landlord agrees to recognize the rights of Subtenant under this Sublease.

(b) Upon the later of (i) Sublandlord’s receipt of Landlord’s Consent (hereinafter defined) to this fully-executed Sublease, or (ii) April 1, 2016 (such later date, the “Access Date”), Sublandlord will provide Subtenant with access to the Sublease Space for the purpose of inspecting the Sublease Space and installing equipment and furniture therein.

Subtenant has no right to conduct business or otherwise use the Sublease Space during such early entry period, provided, however, Sublandlord does acknowledge that Subtenant will commence moving into the Sublease Space on May 27, 2016, and that Subtenant has the right to conduct business in the Sublease Space after such date. Subtenant’s access shall be subject to the following conditions: (1) Subtenant has delivered to Sublandlord evidence that the insurance required to be maintained by Subtenant under this Sublease has been obtained, (2) Subtenant shall indemnify, defend, and hold Sublandlord harmless from any loss or damage to Building or the Sublease Space, and any death or personal injury to any person or persons arising out of such entry into the Sublease Space, except to the extent any such claim, liability, damage, loss, cost, or expense is caused by the gross negligence or willful misconduct of Sublandlord and/or its agents, contractors, or employees, and (3) Subtenant delivers to Sublandlord the first month’s Rent payment. Any work in the Sublease Space shall be performed in accordance with Section 9 of this Sublease. Any early entry by Subtenant shall be on the terms of this Sublease, but no Rent shall accrue during the early entry period.

3. Rent.

(a) Base Rent and Additional Rent. Subtenant covenants and agrees to pay to Sublandlord the following Base Rent and Additional Rent (collectively, “Rent”) during the Sublease Term:

(i) Base Rent. The monthly base rental (“Base Rent”) for the Sublease Space shall be as follows:

Period	Rentable Square Footage	Base Rent Rate Per RSF per year	Monthly Base Rent
06-01-16 to 06-30-16	19,263	$27.00	$34,041.75	*
07-01-16 to 05-31-17	19,263	$27.00	$43,341.75
06-01-17 to 06-30-18	19,263	$27.81	$44,642.00

If Subtenant exercises the Extension Option under Section 25, then during the extension term, Base Rent for the Sublease Space shall be as follows:

07-01-18 to 06-30-19	19,263	$28.64	$45,974.36
07-01-19 to 06-30-20	19,263	$29.50	$47,354.88
07-01-20 to 06-30-21	19,263	$30.39	$48,783.55
07-01-21 to 06-30-22	19,263	$31.30	$50,244.33
07-01-22 to 12-31-23	19,263	$32.24	$51,753.26

*	Monthly Base Rent reduced by $9,300.00 to offset Subtenant’s costs of removing any existing Furniture (hereinafter defined) from the Sublease Space.

(ii) Additional Rent. Subtenant shall pay to Sublandlord as additional rent (“Additional Rent”) all expenses incurred by Sublandlord due to Subtenant’s use of the Sublease Space and all other costs incurred under the Lease for the Sublease Space. Subtenant shall pay Sublandlord, as Additional Rent for each Expense Year that occurs in whole or in part during the Sublease Term, an amount (the “Sublease Escalation”) equal to Subtenant’s Share (as hereinafter defined) of the excess (if any) of (x) the amount payable by Sublandlord to Landlord for such Expense Year under Section 4 of the Lease (both estimates as well as actuals) in respect of escalations in Expenses and Taxes over (y) the amount payable by Sublandlord to Landlord for the Expense Year ending on December 31, 2016, under the Lease in respect of escalations in Expenses and Taxes. If the expiration date of the Sublease Term occurs on a day other than the last day of an Expense Year, then the Sublease Escalation for such Expense Year shall be a pro-rated amount (computed on a per diem basis), based upon the number of days within such Expense Year occurring within the Sublease Term. “Subtenant’s Share” means 22.95%, which percentage the parties agree is Subtenant’s percentage share of the Premises applicable to the Sublease Space and is subject to appropriate adjustment after the date hereof if either the size of the Premises or the size of the Sublease Space is increased or decreased. During the Sublease Term, Subtenant has the right to request from Sublandlord a copy of the Statement (as that term is defined in Section 4.4.1 of the Original Lease), the Estimate Statement (as that term is defined in Section 4.4.2 of the Original Lease), and any back-up information that Landlord has delivered to Sublandlord with respect to the actual Expenses and Taxes for the preceding calendar year.

(iii) Statement of Estimated Expenses and Taxes. Sublandlord shall promptly forward to Subtenant all estimates of Expenses and Taxes and Estimate Statement that Sublandlord receives from Landlord. After the expiration of a fiscal year, Landlord shall make a determination of the actual amounts payable by Sublandlord under the terms and conditions of the Lease. If it is determined that Sublandlord overpaid or underpaid the actual amounts of Expenses and Taxes, then the same appropriate adjustments to Expenses and Taxes (on a pro rata basis) will be made with Subtenant in accordance with the terms and conditions of the Lease. Upon timely request by Subtenant, Sublandlord agrees that it shall, to the extent permitted under the Lease, make a request to Landlord for reasonable supporting documentation in Landlord’s possession with respect to amounts shown in any year-end Estimate Statement.

(b) Payment. Subtenant shall pay Rent to Sublandlord in advance and without notice, on the first day of each and every month during the Sublease Term, without set off or deduction, at Jacobs Engineering Group Inc., 500 Washington Avenue, St. Louis, MO 63102, Attn: Cathy Kramer, or such other place as Sublandlord may designate in writing. Subtenant shall deliver to Sublandlord the first month’s Rent payment on or before the Access Date.

(c) Late Fee and Interest. If Subtenant shall fail to pay any Rent within five (5) business days after its due date, then Subtenant shall pay with the next installment a late charge equal to $250.00. Any Rent that is not paid within 10 days after its due date shall bear interest, from its due date until paid, at the lesser of 10% per annum or the highest rate permitted by Law.

4. Intentionally omitted.

5. Security Deposit. To secure the faithful performance by Subtenant of all the covenants, conditions and agreements in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed, five (5) business days following execution of this Sublease, Subtenant shall deliver to Sublandlord a security deposit in the amount of $44,642.00 (the “Security Deposit”). If Subtenant defaults, beyond any applicable grace or cure period, with respect to any provision of this Sublease, including payment of the Rent, then Sublandlord may use, apply, draw upon or retain all or any part of the Security Deposit to the extent necessary for the payment of any rent, or to compensate Sublandlord for any other loss, cost or damage that Sublandlord may suffer by reason of Subtenant’s default. If any portion of the Security Deposit is so used, applied, or drawn upon, Subtenant shall, within 30 days after notice thereof, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount. Subtenant’s failure to do so shall be an Event of Default under this Sublease. Sublandlord shall not, unless otherwise required by law, be required to keep the Security Deposit separate from its general funds, nor pay interest to Subtenant. As long as Subtenant is not then in an Event of Default, the Security Deposit or any balance thereof shall be returned to Subtenant (or to the last transferee of Subtenant’s interest hereunder) after the expiration of the Sublease Term (or sooner termination of this Sublease) and upon Subtenant’s vacation of the Sublease Space in accordance with this Sublease, provided Subtenant has vacated the Sublease Space and surrendered possession thereof to Sublandlord in the condition required under this Sublease and the Lease. Sublandlord confirms that no improvements, alterations or installations have been made to the Sublease Space since the term commenced under the Lease other than cosmetic improvements such as painting.

6. Condition of Sublease Space. Subtenant hereby agrees that the Sublease Space shall be taken “AS IS”, with “ALL FAULTS” and “WITHOUT ANY REPRESENTATION OR WARRANTIES.” Sublandlord shall not be required to perform any demolition work, improvement work, or tenant-finish work therein or to provide any allowances therefor. Subtenant hereby acknowledges and agrees that it has investigated and inspected the condition of the Sublease Space and the suitability of same for Subtenant’s purposes. Subtenant hereby waives and disclaims any objection or cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of, the physical condition of the Sublease Space or the suitability of same for Subtenant’s purposes. Subtenant acknowledges that neither Sublandlord nor any agent or employee of Sublandlord nor Landlord has made any representation or warranty with respect to the physical condition of the Sublease Space or with respect to the suitability of the same for Subtenant’s purposes. Subtenant expressly represents and warrants that Subtenant has relied solely on its own investigation and inspection of the Sublease Space in its decision to enter into the Sublease and let the Sublease Space in its “AS IS” condition. Any alterations or work performed in the Sublease Space shall be done at Subtenant’s sole cost and expense and shall be performed in a good and workmanlike manner and in compliance with all applicable law, building codes, and regulations.

7. Use. Subtenant shall use the Sublease Space only for general office purposes consistent with a first-class office building as permitted under the Lease, and Subtenant covenants not to use the Sublease Space for any other purpose whatsoever. Subtenant shall not use or occupy or suffer or permit the use or occupancy of the Sublease Space or any part thereof in any manner which, in Landlord’s or Sublandlord’s judgment, might adversely affect or interfere (i) with any services required to be furnished by Landlord, or (ii) with the proper and economical rendition of any such service, or (iii) with the use or enjoyment of any part of the Building by Landlord, Sublandlord, or any other tenant, subtenant or occupant. Subtenant shall ensure that its use complies with all governmental regulations and zoning requirements and with the Lease. Subtenant shall comply with all laws relating to the use, condition, access to, and occupancy of the Sublease Space and will not commit waste.

8. Lease.

(a) Incorporation. A copy of the Lease is attached hereto as Exhibit B. Subtenant hereby assumes and agrees to perform all of the obligations of Sublandlord under the Lease with respect to the Sublease Space, accruing or payable during the Sublease Term in the manner and time required under the Lease. Except as otherwise set forth below, and to the extent consistent with the provisions of this Sublease, the terms, provisions, covenants, and conditions of the Lease are hereby incorporated by reference as if set forth at length herein on the following basis: The term “Landlord” in the Lease shall refer to Sublandlord herein, its successors and assigns; the term “Tenant” therein shall refer to Subtenant herein, its permitted successors and assigns; the term “Premises” therein shall refer to the Sublease Space under this Sublease; and the term “Lease” therein shall refer to this Sublease. This Sublease is subject to the terms, covenants, agreements, provisions, and conditions of the Lease, and Subtenant covenants with Sublandlord to observe, perform and be bound by each and every provision of the Lease as applicable to the Sublease Space or the Tenant to the same manner and extent as if such provisions were contained in this Sublease. Notwithstanding the foregoing provisions of this Section 6(a), the following provisions of the Lease are not incorporated into this Sublease: (i) Original Lease: Sections: 1.2.2 (except the last sentence is incorporated), 1.3, 1.4, 1.5, 1.6, 1.8, 1.9, 1.10, 1.11, 1.12, 1.15, 1.16; 2.1, 4.4, 4.6, 6.1, 6.2, 6.3, 7.1.2, clause (i) of the second sentence of 7.2, 8, the last sentence of 10.1, 11, 13, 17.2, 17.3, 19.4, 21, 25.4, 25.5, 25.7, Exhibit A, Exhibit A-1, Exhibit A-3, Exhibit A-4, Exhibit A-5, Exhibit B, Exhibit B-1, Exhibit B-2, Exhibit C, Exhibit F, Exhibit F-1, Exhibit G; (ii) First Amendment; (iii) Second Amendment; and (iv) Third Amendment. Any reference in the Lease to the obligations assumed by Subtenant hereunder that accrue during the Sublease Term shall survive and extend beyond the termination of this Sublease. Notwithstanding anything herein to the contrary, Subtenant acknowledges and agrees that Subtenant has no right or option to exercise Sublandlord’s extension option(s), right of first offer, acceleration option, termination option, or preferential rights, if any, set forth in the Lease.

(b) Tenant Obligations. Except as otherwise expressly provided herein, Subtenant shall perform each and every affirmative covenant and obligation of the “Tenant” under the Lease (and refrain from performing any act that is prohibited by any of the negative covenants of the Lease) as and when the same shall be required to be performed, where such obligation to perform (or refrain from performing) is (A) set forth in an express provision of this Sublease or (B) by its nature imposed upon the party then in possession of the Sublease Space.

(c) Sublandlord Obligations. Sublandlord shall duly observe and perform all of the terms and conditions of the Lease that are required to be performed or observed by Sublandlord as the tenant thereunder and are not required to be performed or observed by Subtenant under this Sublease.

(d) Sublandlord Representations. Sublandlord represents to Subtenant that: (A) the Lease is in full force and effect, (B) the copy of the Lease which is attached to this Sublease as Exhibit B is a true, correct and complete copy of the Lease, (C) Sublandlord has paid all Rent and all other amounts due under the Lease through the Commencement Date, and (D) to Sublandlord’s actual knowledge, no default currently exists on the part of Sublandlord or, to Sublandlord’s actual knowledge, Landlord, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default.

(e) Consent. If the consent or approval of Landlord is required under the Lease, then the consent or approval of both Landlord and Sublandlord shall be required under this Sublease. In determining whether to grant or withhold any consent or approval hereunder, Sublandlord may expressly condition the same upon the consent or approval of Landlord. If Subtenant requests the consent of Sublandlord under any provisions of this Sublease, then Subtenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Sublandlord for any and all reasonable costs and expenses actually incurred by Sublandlord in connection therewith, including without limitation reasonable attorneys’ fees and amounts charged and incurred by Landlord.

(f) Indemnification Under Lease. Any provisions in the Lease requiring indemnification by Sublandlord of Landlord (and its partners, shareholders, officers, directors, affiliates, agents, employees and contractors) or releasing Landlord from liability shall be deemed an indemnification or release, as applicable, running from Subtenant to both Landlord and Sublandlord (and their partners, shareholders, officers, directors, affiliates, agents, employees and contractors). Each and every indemnification set forth in this Sublease, or incorporated into this Sublease from the Lease, shall survive the expiration or earlier termination of the Sublease Term.

(g) Time Limits. Wherever there are time limits contained in the Lease (i) calling or allowing for the service of notice by the Tenant thereunder, (ii) pertaining to events of default by the Tenant thereunder, or (iii) within which the Tenant thereunder must perform any act or observe any term, covenant or condition thereunder, the same shall be deemed amended for the purposes of this Sublease to provide for time limits of 3 days less and deadlines that are 3 days earlier than those provided for in the Lease where those timelines are greater than ten (10) days, and 1 day less and deadlines that are 1 day earlier than those provided for in the Lease where those timelines are ten (10) days or less.

(h) Transfer of Benefits, Landlord Obligations, Representations and Warranties; Lease Services. Sublandlord hereby grants to Subtenant the right to receive the services and benefits with respect to the Sublease Space that are to be provided by Landlord under the Lease, including Sections 6.1 and 6.2 of the Lease. Any covenant, representation, warranty, or other undertaking of Landlord in the Lease shall not be deemed to be made by, or otherwise constitute an obligation of, Sublandlord under this Sublease. Sublandlord has no duty to perform any obligations of Landlord that are, by their nature, the obligation of an owner or manager of real property. Sublandlord has no responsibility or liability to Subtenant for any default, failure, or delay on the part of Landlord in the performance or observance by Landlord of any of its obligations under the Lease. Except as set forth below in this section, Subtenant agrees that Sublandlord shall not be obligated to perform, and shall not be liable or responsible for the performance by or failure of performance by Landlord, of any of its obligations under the Lease or under law (including without limitation provide services; comply with any laws or requirements of governmental authorities for the maintenance or operation of the Sublease Space; provide any reimbursement or other concession; provide the Building Standard Electricity or other utilities; pay any costs; maintain, repair, restore, service or insure the Sublease Space); and Subtenant shall have no claim against Sublandlord for any default of Landlord. Sublandlord shall use commercially reasonable efforts to cause Landlord to perform its obligations under the Lease and to assist Subtenant, at Subtenant’s sole expense and without liability to Sublandlord, in seeking any and all services or obligations to be performed by Landlord contained in the Lease, including but not limited to: (i) such services and rights from Landlord; and (ii) Landlord’s consent to any action for which the Lease or this Sublease require Landlord’s consent; provided such commercially reasonable efforts shall not require Sublandlord to incur any out-of-pocket expenses in an effort to cause Landlord to perform its obligations under the Lease unless Subtenant agrees in writing to pay, and does pay, such expenses as and when incurred. Sublandlord does not warrant that any of the services referred to in this Sublease, or any other services that Landlord may supply, will be free from interruption, and Subtenant acknowledges that any such services may become unavailable or be suspended by reason of accident, repairs, inspections, alterations or improvements, or by delays beyond a party’s reasonable control, including without limitation, governmental restrictions or regulations, governmental preemption, strikes, labor disputes, shortage of labor or materials, acts of God, fire, earthquake, floods, extreme weather conditions, enemy action, civil commotion, riot or insurrection, fire or other unavoidable casualty.

(i) Landlord Rights. If under the Lease Landlord reserves or is granted any right, including without limitation the right to enter the Sublease Space, said right shall inure to the benefit of Landlord as well as Sublandlord with respect to the Sublease Space. Subtenant acknowledges any rights specifically reserved by Landlord under the Lease; and Subtenant further acknowledges that its possession and use of the Sublease Space is subject to such rights. Except as may be otherwise set forth herein, Subtenant hereby releases Sublandlord from all liability in connection with Landlord’s exercise of such rights. Sublandlord shall not incur any liability whatsoever to Subtenant for any injury, inconvenience, incidental or consequential damages incurred or suffered by Subtenant as a result of the exercise by Landlord of any of the rights reserved to Landlord under the Lease, nor shall such exercise constitute a constructive eviction or a default by Sublandlord hereunder. Subtenant’s obligations to pay Rent and any other charges due under this Sublease shall not be reduced or abated in the event that Landlord fails to provide any service, to perform any maintenance or repairs, or to perform any other obligation of Landlord under the Lease.

9. Alterations. Excluding the initial improvements made pursuant to this Sublease identified in Exhibit C attached hereto, Subtenant shall not make any alterations, improvements, or additions to the Sublease Space (“Alterations”) without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and Landlord, which consent shall be governed by the standards set forth in the Lease relating to Alterations performed by Sublandlord. Subtenant shall reimburse Sublandlord for all out-of-pocket costs payable by Sublandlord with regard to reviewing any proposed Alterations and all other reasonable out-of-pocket costs Sublandlord actually incurs in connection with reviewing Subtenant’s proposed Alterations including, without limitation, fees and costs for engineers, architects, attorneys and other consultants. Notwithstanding anything in this Sublease to the contrary, if Landlord notifies Sublandlord to remove any Alterations at the termination of the Lease in accordance with the Lease, then Subtenant, at its sole cost and expense, shall remove such Alterations before the termination or expiration date of this Sublease. This obligation shall survive the termination or expiration of this Sublease.

10. Subtenant’s Obligations. As between Sublandlord and Subtenant, Subtenant shall be responsible for and shall pay for the following:

(a) Any and all sums of money that are or may become payable by Sublandlord to Landlord under the Lease caused by the actions or omissions of Subtenant or any Subtenant Party (hereinafter defined) and any and all charges of Landlord under the Lease to the extent related to a request by Subtenant or caused by Subtenant’s failure to perform its obligations under this Sublease.

(b) All maintenance, repairs, and replacements as to the Sublease Space to the extent Sublandlord is obligated to perform the same under the Lease. All such maintenance, repairs, and replacements shall be performed in accordance with the Lease. Subtenant shall pay for all utilities or services necessary for the Sublease Space.

(c) Any revenue tax or charge, occupancy tax, business use tax, or any other tax or charge that may be levied against the Sublease Space or Subtenant’s use or occupancy thereof during the Term.

(d) Any expenses imposed by Landlord under the Lease with respect to the Sublease Space.

11. Default. Any act, omission by Subtenant that would constitute a breach or default by the Tenant under the Lease shall constitute a default or an “Event of Default” by Subtenant under this Sublease, provided that any time periods for cure of a default, if applicable, shall be shortened as set forth in Section 8(f) of this Sublease, and in no event shall Subtenant have a cure period that would cause a default to extend past any applicable cure period under the Lease.

12. Remedies. Upon the occurrence of an Event of Default by Subtenant, Sublandlord may exercise any remedy against Subtenant that Landlord may exercise for any default or breach by Sublandlord under the Lease, as well as any other remedies available to Sublandlord at law or in equity. It is hereby understood, and Subtenant hereby covenants with Sublandlord, that the occurrence of any Event of Default by Subtenant shall not relieve Subtenant from the obligation of Subtenant to make the monthly payments of rent hereinbefore reserved, at the times and in the manner aforesaid. In addition to any other remedies Sublandlord may have at law or equity and/or under this Sublease, Subtenant shall pay upon demand all of Sublandlord’s reasonable costs, charges and expenses, including fees of counsel, agents and others retained by Sublandlord, whether or not suit is filed, incurred in connection with the recovery under this Sublease or for any other relief against Subtenant.

13. Right to Cure Defaults. If Subtenant fails timely to perform any of its obligations under this Sublease other than the payment of rent and fails to commence curing such non-performance within the applicable grace and cure periods set forth herein, then Sublandlord shall have the right, but not the obligation, with notice to Subtenant and without waiving or releasing Subtenant from any obligations hereunder, to perform any such obligations of Subtenant in such manner and to such extent as Sublandlord shall reasonably deem necessary, and in exercising any such right, pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees. Subtenant shall pay to Sublandlord within thirty (30) days after demand all sums so paid by Sublandlord and all actual, reasonable out-of-pocket costs and expenses of Sublandlord in connection therewith, together with interest thereon at the Bank Prime Loan rate plus 4% per annum or the then maximum rate of interest that may lawfully be collected from Subtenant, whichever shall be less, from the date of the making of such expenditures until the date reimbursed by Subtenant.

14. Insurance and Indemnity

(a) Subtenant’s Insurance. Subtenant shall maintain the policies of insurance required to be maintained by the Tenant as set forth in Article 10 of the Lease. All such policies shall be issued by reputable insurance companies reasonably approved by Sublandlord and Landlord, and such policies cannot be modified or cancelled without at least 30 days’ prior written notice to Sublandlord. Subtenant shall name Sublandlord and Landlord (and on Landlord’s request, any mortgagee of Landlord) as additional insureds under the general liability and umbrella policies required by the Lease and as loss payees under any property policy; and each policy shall contain a waiver of subrogation in favor of Sublandlord. On or before the Commencement Date, Subtenant shall furnish to Sublandlord said policies or certificates thereof evidencing that the required coverage is being maintained, together with such evidence as Sublandlord shall deem reasonably satisfactory of the payment of premiums thereon. Sublandlord shall not be liable to Subtenant or any other person or corporation, including employees, for any damage to their property caused by water, rain, snow, frost, fire, storm or accidents, theft, or by breakage, stoppage, or leakage of water, gas, heating, and sewer pipes or plumbing, upon, about, or adjacent to the Sublease Space.

(b) Indemnification. Subtenant shall defend, indemnify, and hold harmless Sublandlord from and against any and all claims, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) in any way arising out of, relating to, or connected with (a) any breach, default or failure to perform on the part of a Subtenant Party under this Sublease, (b) any act or omission of a Subtenant Party that constitutes a default under the Lease, (c) any activity, work, or other thing done, permitted, or suffered by Subtenant or a Subtenant Party in or about the Sublease Space, the Building, or the land or any part thereof, and any negligence or willful misconduct of a Subtenant Party, (d) the use or occupancy of the Sublease Space, the Building, or the land or any part thereof by a Subtenant Party, (e) any holdover by a Subtenant Party beyond the expiration (or earlier termination) of the Term, and (f) any actions taken by Sublandlord following Subtenant’s request of Sublandlord to take action pursuant to the terms hereof or the Lease, in each case, except to the extent any such claim, liability, damage, loss, cost, or expense is caused by the negligence or misconduct of Sublandlord and/or its agents, contractors, or employees. Subtenant assumes all risk of damage or loss to its property or injuries or death to persons, in, on, or about the Sublease Space, from all causes, except to the extent such damage or loss is caused by the negligence or misconduct of Sublandlord and/or its agents, contractors, or employees. The provisions of this Section 14 shall survive the expiration or earlier termination of this Sublease. As used in this Sublease, a “Subtenant Party” refers individually and collectively to Subtenant and/or any of Subtenant’s agents, employees, affiliates, contractors, invitees, subtenants, licensees, assignees, or anyone claiming by, through or under Subtenant.

15. Damage to or Destruction of the Sublease Space. To the extent that Sublandlord’s Rent with respect to the Sublease Space abates pursuant to the Lease, either in the event of a fire or other casualty or upon any exercise of the power of eminent domain or any other provision of the Lease, Subtenant shall be entitled to an abatement of Rent for the same period of time and for the same portion of Rent that Sublandlord abates on its behalf. If the Building or Sublease Space are damaged by fire or other casualty and Sublandlord shall, pursuant to the terms of the Lease, elect to terminate the Lease, then this Sublease shall cease and terminate on the date of termination of the Lease, and Rent shall be apportioned from the time of the damage. Otherwise, this Sublease shall remain in full force and effect. Except as provided in the Lease, Sublandlord shall have no obligation hereunder to repair any portion of the Building or Sublease Space, whether or not this Sublease shall be terminated, which obligation shall be Landlord’s to the extent required under the Lease. If all or any part of the Sublease Space is damaged and this Sublease is not terminated, then Subtenant shall (to the extent that Subtenant is responsible under this Sublease or the Lease and Landlord is not so obligated) promptly and with due diligence repair and restore any personal property, leasehold improvements, and alterations installed in the Sublease Space.

16. Assignment and Subletting. Except with respect to a Permitted Transfer (as defined in Section 14.8 of the Original Lease), Subtenant has no right to, and hereby covenants and agrees that Subtenant shall not (a) assign its interest in this Sublease, in whole or in part, (b) permit this Sublease to be assigned by operation of law or otherwise, (c) sublease the Sublease Space in whole or in part, (d) permit the Sublease Space or any portion therein to be occupied by any person(s) other than Subtenant, or (e) pledge or encumber this Sublease, the term and estate hereby granted or the rentals hereunder, without Sublandlord’s consent, which shall not be unreasonably withheld or delayed, and without Landlord’s consent. Any Transfer shall comply with the terms and conditions of Section 14 of the Original Lease. Any Transfer attempted without Sublandlord’s consent or without strict compliance with Section 14 of the Original Lease shall be an automatic Event of Default by Subtenant.

17. Surrender and Holdover. At the expiration of the Term or earlier termination of this Sublease, Subtenant shall promptly yield up the Sublease Space in the condition required under the Lease and this Sublease. Subtenant shall have no right to occupy the Sublease Space or any portion thereof after the expiration of this Sublease or after termination of the Lease or this Sublease or Subtenant’s right to possession in consequence of an Event of Default hereunder. In the event Subtenant or any Subtenant Party holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Sublease Space, and to recover actual, direct damages incurred by Sublandlord (including, without limitation, damages payable by Sublandlord to Landlord by reason of such holdover, plus the reasonable attorneys’ fees and costs incurred by Sublandlord in connection with Subtenant’s holdover). Subtenant shall indemnify and hold harmless Sublandlord for, from, and against any and all liabilities, losses, obligations, damages (direct or indirect), penalties, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and other charges) that are paid, suffered or incurred by Sublandlord as a result of the failure of, or the delay by, Subtenant in so surrendering the Sublease Space including, without limitation, all sums payable by Sublandlord to Landlord, or other liabilities of Sublandlord to Landlord under the Lease resulting from such delay. For the period that Subtenant or a Subtenant Party holds over, Subtenant shall pay to Sublandlord rent equal to the greater of: (i) holdover rent for which Sublandlord is liable under the Lease; or (ii) 175% of the rent payable under this Sublease. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over. The provisions of this Section 15 shall survive the expiration or earlier termination of this Sublease.

18. Compliance With Laws. Subtenant and its agents, employees, contractors, licensees, and invitees shall at all times at Subtenant’s expense comply with the following: (a) all federal, state, and local laws, ordinances, rules, and regulations of any governmental authority, including all environmental laws, pertaining to Subtenant’s use of the Sublease Space, (b) all permits, licenses, and governmental authorizations issued or granted to Subtenant in connection with Subtenant’s use of the Sublease Space, and (c) any recorded covenants, conditions, and restrictions affecting the Building or the land. Subtenant and its agents, employees, contractors, licensees, and invitees, shall at all times, conduct their operations on the Sublease Space in a manner that will not damage or otherwise negatively impact the Sublease Space or the Premises, including Sublandlord’s use of the portion of the Premises not subleased to Subtenant pursuant to this Sublease.

19. Sublandlord’s Reserved Rights. Sublandlord reserves the right to inspect the Sublease Space or to exhibit the Sublease Space to persons having a legitimate interest therein at any time during the Sublease Term, upon reasonable advance written notice to Subtenant.

20. Notices. All notices and other communications that are required or permitted hereunder shall be in writing and shall be delivered by hand, by United States certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier service, addressed to the respective parties at the addresses set forth below:

Sublandlord:	Jacobs Engineering Group Inc.
155 North Lake Avenue
Pasadena, CA 91101
Attention: Kevin C. Berryman

with a copy to:	Husch Blackwell LLP
190 Carondelet Avenue, Suite 600
St. Louis, MO 63105
Attention: Richard E. Feldman

Subtenant	Everbridge, Inc.
25 Corporate Drive, Fourth Floor
Burlington, MA 01803
Attention: Jeff Lortz

with a copy to:	Everbridge, Inc.
25 Corporate Drive, Fourth Floor
Burlington, MA 01803
Attention: Elliot J. Mark

Notices shall be deemed given upon the earlier to occur of actual receipt or refusal of receipt, one (1) day after the deposit thereof with a nationally recognized overnight courier service or personal delivery. Either party hereto may designate a different or additional address for the giving of notice by notice to the other party hereto.

21. Brokers. Subtenant represents and warrants to Sublandlord that Subtenant has not dealt with any broker, finder or agent in connection with this Sublease other than Cushman & Wakefield, Inc. and Newmark Knight Frank (collectively, the “Brokers”). Sublandlord represents and warrants to Subtenant that it has not dealt with a broker, finder or agent in connection with this Sublease other than the Brokers. With regard to Sublease between Sublandlord and Subtenant, Cushman & Wakefield (“C&W”) makes the following disclosure: C&W represents both the Sublandlord and the Subtenant. The undersigned acknowledges and agrees with the above disclosure and consents to the agency relationship specified. Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from any and all claim, suits, or judgments, including reasonable attorney fees, for any fees, commissions, or compensation that arose out of or are in any way connected with any agency representation of Subtenant in connection with this Sublease other than the Brokers. Sublandlord agrees to indemnify Subtenant and hold Subtenant harmless from any and all claim, suits, or judgments, including reasonable attorney fees, for any fees, commissions, or compensation that arose out of or are in any way connected with any other agency representation of Sublandlord in connection with this Sublease other than the Brokers. Sublandlord will pay the Brokers a brokerage commission pursuant to a separate agreement between Sublandlord and Brokers.

22. Consent of Landlord. Notwithstanding anything contained herein to the contrary, the parties agree that Sublandlord’s execution of this Sublease and Subtenant’s right to possession of the Sublease Space hereunder is expressly conditioned upon the written consent to this Sublease by Landlord (“Landlord’s Consent”), and this Sublease shall not take effect unless and until Landlord’s Consent has been obtained. Promptly following delivery of an executed original of this Sublease by Subtenant to Sublandlord, Sublandlord will request Landlord’s Consent. Subtenant promptly shall deliver to Sublandlord any information reasonably requested by Landlord in connection with its approval of this Sublease including without limitation with respect to the nature and operation of Subtenant’s business and/or the financial condition of Subtenant. In connection with requesting such Landlord’s Consent, Sublandlord shall (i) have no liability to Subtenant in the event that Landlord does not give Landlord’s Consent, and (ii) not be required to pay any consideration to Landlord in order to obtain such Landlord’s Consent or to commence a legal proceeding against Landlord.

23. Parking. Under the terms and conditions of the Lease (including without limitation Landlord’s consent) and as long as Subtenant is not in an Event of Default, Subtenant shall be entitled to use up to 77 unreserved parking passes in the Parking Facility. Subtenant shall pay Sublandlord Additional Rent for each unreserved parking pass at the rate of $90.00 per unreserved parking pass per month, which is subject to increase from time to time to reflect the prevailing market rates charged in the Parking Facility, under the terms and conditions of the Lease. In addition, if Sublandlord is under utilizing the parking ratio allocated to Sublandlord under the Lease, then Sublandlord agrees, upon written request from Subtenant, to allow Subtenant to rent an approved number of additional parking spaces on a month to month basis at the parking rate set forth in the Lease. Sublandlord may recapture said additional parking spaces at any time by notifying Subtenant that said additional parking spaces shall not be available for Subtenant’s use commencing one month after the date of Sublandlord’s notice.

24. Furniture. In consideration of the obligations of Subtenant under this Sublease, Sublandlord grants a license to Subtenant to use the furniture and furnishings located within the Sublease Space as of the Commencement Date (the “Furniture”). Subtenant agrees to accept the Furniture on the Commencement Date “as is, where is, with all faults”, and without representation or warranty of any kind, nature or description relative to the same, including representations concerning merchantability, fitness or fitness for a particular purpose, all of which are hereby expressly disclaimed by Sublandlord and waived by Subtenant. Sublandlord acknowledges that Subtenant has the right to remove Furniture from the Sublease Space during the initial month of the Sublease Term. During the Sublease Term, Subtenant shall (x) insure the remaining Furniture against loss or damage by fire or other casualty (and all of the provisions of this Sublease applicable to insurance required to be carried by Subtenant shall be applicable thereto) and (y) maintain the Furniture in at least as good a condition and working order as when delivered to Subtenant, subject to reasonable wear and tear and damage by fire or other casualty. Upon request by Sublandlord, Subtenant shall deliver to Sublandlord within 5 days of such request, evidence that Subtenant is maintaining the insurance coverage with regard to the Furniture as required under this Section 22. Notwithstanding anything herein to the contrary, the Furniture is and shall remain the sole and exclusive property of Sublandlord during the initial year of the Sublease Term. As of June 1, 2017, Sublandlord shall be deemed to have transferred, conveyed, and delivered to Subtenant all of the Furniture in its “as is, where is condition, with all faults”, and without any representation or warranty of any kind, nature or description relative to the same, including representations concerning merchantability, fitness or fitness for a particular purpose. Notwithstanding the foregoing, if before such transfer date Subtenant desires to remove certain Furniture (“Removal Furniture”), then after reasonable prior notice to Sublandlord regarding such Removal Furniture and as long as Subtenant is not in default of this Sublease, Sublandlord will transfer ownership of such Removal Furniture to Subtenant, provided that until June 1, 2017, Sublandlord will not transfer ownership to Subtenant of more than twenty-five percent (25%) of the Furniture. Upon such transfer, Subtenant may, at Subtenant’s sole cost and expense, discard, sell or otherwise dispose of such Removal Furniture. In any event, Subtenant shall remove the Furniture at the end of the Sublease Term. Upon request by Subtenant, Sublandlord agrees to deliver a bill of sale to Subtenant upon the transfer date. Sublandlord and Subtenant hereby agree that little or no value will be attributable to the Furniture at the time of the Furniture transfer and that no part of the Base Rent payable by Subtenant hereunder will be attributable to the transfer of the Furniture by Sublandlord to Subtenant. Notwithstanding anything in this Sublease to the contrary, Sublandlord shall have no liability to Subtenant on account of any malfunction, stoppage, breakage or failure of any of the Furniture to perform for their intended use or for the inability of Subtenant to use any of said Furniture, and Subtenant hereby releases Sublandlord from any liability to Subtenant for any loss or damage incurred by Subtenant arising out of any such malfunction, stoppage, breakage, failure or the inability of use.

25. Signage. Subtenant has no signage rights unless Landlord grants rights to Subtenant at its sole discretion. Notwithstanding the foregoing, Sublandlord does not object to

Subtenant including language requesting Building Directory Signage in the Consent document from the Landlord. Subject to the terms and conditions of the Lease and subject to receipt of Landlord’s consent, Sublandlord agrees that Subtenant may place signage in the elevator lobby of the 9th floor and on the entrance door of the Sublease Space. If such signage is installed, then at the end of the Sublease Term, Subtenant shall be responsible, at Subtenant’s sole cost, for removing any signage installed by Subtenant and repairing any damage.

26. Extension Option.

(a) Exercise of Option. Provided that as of the time of the giving of the extension Notice (hereinafter defined) and the commencement date of the extension term (a) Subtenant is the Subtenant originally named herein, (b) no Event of Default has occurred beyond any applicable cure period or would exist but for the passage of time or the giving of notice, or both, and (c) the Sublandlord has not exercised its Acceleration Option as set forth in Section 4 of Exhibit F of the Lease, Subtenant has the right to contact Sublandlord as of June 1, 2017, to inquire if Sublandlord intends to exercise its Acceleration Option. In the event Sublandlord elects not to exercise the Acceleration Option, then Subtenant shall have the right to extend the Sublease Term (the “Extension Option”) until December 31, 2023 (the “Extended Expiration Date”). To exercise such Extension Option, Subtenant shall give Sublandlord written notice (the “Notice”) of such election before July 15, 2017. Such extension term shall commence July 1, 2018 and shall be on the same terms and conditions as set forth in this Sublease, except that (i) Base Rent during the extension term shall be pursuant to Section 2(a)(i) for the extension term; (ii) Subtenant shall have no further renewal or extension option; (iii) Sublandlord shall sublease to Subtenant the Sublease Space in their then-current condition; (iv) Sublandlord shall not provide to Subtenant any allowances, abated rent, or other tenant inducements; and (v) Subtenant shall remove the Furniture on or before the Extended Expiration Date.

(b) Documentation of Sublease Term Extension. If Subtenant timely sends the Notice and exercises the Extension Option, then Sublandlord and Subtenant shall execute an amendment to this Sublease documenting the extension of the Sublease Term on the terms provided in this Sublease, except as set forth above in Section 25(a). The failure by Sublandlord and Subtenant to execute such amendment shall not affect the extension of the Sublease Term in accordance with this Section 25.

(c) Option Conditions. If Subtenant fails or is unable timely to exercise its right hereunder, such right shall lapse, time being of the essence with respect to the exercise thereof (it being understood that Subtenant’s right hereunder is a one-time right only). At Sublandlord’s option, the Extension Option shall terminate if (1) the Lease, Sublease, or Subtenant’s right to possession of the Sublease Space is terminated, (2) Subtenant Transfers any of its interest in the Sublease or any portion of the Sublease Space, or Subtenant is not occupying all of the Sublease Space, or (3) Sublandlord determines, in its sole but reasonable discretion, that Subtenant’s financial condition or creditworthiness has materially deteriorated since the date of this Sublease. Subtenant acknowledges and agrees that this Extension Option shall be null and void if Sublandlord exercises the Acceleration Option or otherwise terminates the Lease.

27. Miscellaneous.

(a) This Sublease shall be governed by and construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the State of California. An amendment to this Sublease shall be effective only if it is a written agreement signed by both parties hereto.

(b) This Sublease (and the exhibits hereto) constitutes the entire agreement between Sublandlord and Subtenant relating to the subject matter hereof, superseding all prior agreements or undertakings between such parties, oral or written. If any clause or provision of this Sublease (or the exhibits hereto) is or becomes illegal, invalid, or unenforceable because of present or future laws or any rule, decision, or regulation of any governmental body or entity, the intention of the parties hereto is that the remaining parts of this Sublease shall not be affected thereby.

(c) Any time Sublandlord’s consent shall be required under the terms of this Sublease, Sublandlord agrees not to unreasonably withhold, condition or delay such consent. Notwithstanding the foregoing, it shall be deemed reasonable for Sublandlord to deny such consent if Landlord’s consent shall also be deemed to be required under the Lease, and Landlord refuses to grant such consent.

(d) All terms, conditions, and covenants of this Sublease shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

(e) If either party is successful in enforcing against the other any legal or equitable remedy for a breach of any provision of this Sublease, then the successful party shall be entitled to recover its expenses and reasonable attorneys’ fees as determined by the court as part of the judgment or decree.

(f) Neither party shall be deemed in default with respect to any of the terms, covenants, and conditions of this Sublease on such party’s part to be performed, if such party’s failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure to power, restrictive governmental laws and regulations, riots, insurrections, war, shortages, accidents, casualties, acts of God, acts caused directly by the other party or the other party’s agents, employees, and invitees or any other cause beyond the reasonable control of such party. Notwithstanding the foregoing, the provisions of this Section shall not excuse or delay Subtenant’s obligation to pay rent as and when it becomes due under this Sublease.

(g) Sublandlord and Subtenant hereby warrant and represent to one another that they have the authority and legal ability to enter into and perform this Sublease and their respective obligations hereunder and all actions required in connection with the authorization, execution, delivery, and performance of this Sublease have been duly taken and, when executed and delivered by Sublandlord and Subtenant, this Sublease shall be and constitute the valid, legal, and binding obligations of the parties hereto.

(h) Time is of the essence of this Sublease and each and all of its provisions.

(i) Under no circumstances shall Sublandlord be liable to Subtenant under any theory of tort, contract, strict liability, or other legal or equitable theory for any punitive,

special, incidental, indirect, or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether or not any party has been advised of the possibility of such damages. Except as a result of Subtenant’s holdover in the Sublease Space or failure to surrender the Sublease Space in the required condition, or any breach or default under Section 18, under no circumstances shall Subtenant be liable to Sublandlord under any theory of tort, contract, strict liability, or other legal or equitable theory for any punitive, special, incidental, indirect, or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether or not any party has been advised of the possibility of such damages.

(j) This Sublease may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any signature to this Sublease is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf’ signature page were an original thereof.

(k) The recitals set forth at the beginning of this Sublease are incorporated into this Sublease by reference as if fully set forth herein.

(l) Subtenant shall fully comply with all present or future governmental programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Subtenant shall take responsible action for the transportation planning and management of all employees located at the Sublease Space by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

(m) If Subtenant shall perform all of the covenants and agreements herein required to be performed by Subtenant, then Subtenant shall, subject to the terms of this Sublease and the terms of the Lease, at all times during the Sublease Term, have peaceful and quiet enjoyment of the Sublease Space against any person claiming by, through or under Sublandlord, but not otherwise.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

Sublandlord:

JACOBS ENGINEERING GROUP INC., a Delaware corporation

By:	/s/ Kevin C. Berryman
Kevin C. Berryman
Executive Vice President
Chief Financial Officer

Subtenant:

EVERBRIDGE, INC., a Delaware corporation

By:	/s/ Jeffrey Lortz
Name:	Jeffrey Lortz
Title:	CIO

EXHIBIT A

(Sublease Space)